EXHIBIT 99.1

Enochian BioSciences Announces the Appointment of Executive Vice President of Research and Development with 25 years of Industry Experience

Los Angeles. April 20,2022. Enochian BioSciences (NASDAQ: ENOB). Enochian BioSciences Inc., a company focused on gene-modified cellular and immunotherapies in infectious diseases and cancer, today is announcing the appointment of Dr. François Binette, Ph.D. as Executive Vice President for Research and Development. Dr. Binette brings over 25 years of Advanced Therapy and Regenerative Medicine product development expertise, most recently as Senior VP of Product Development at Lineage Cell Therapeutics where he led multiple innovative allogenic cell therapy programs from discovery to clinical stages and contributed to one of the largest non-cancer cell therapy corporate partnership deals with Genentech worth over $650 million in upfront and milestone payments. He previously held positions at Johnson and Johnson, where he led several innovative regenerative medicine combination product development initiatives from discovery to approved clinical trials in the US and Europe, and at Medtronics, developing biologics, active devices, and combination products.

“Enochian is very excited that Dr. Binette will be leading Research and Development. His broad expertise in Big Pharma and BioTech in driving pipeline and product development for innovative therapies to ensure swift transition, comes at a perfect time for the trajectory of the Company and for the development of our pipeline toward key regulatory and clinical milestones,” said Dr. Mark Dybul, Enochian’s CEO.

“My entire professional career has focused on advancing new therapeutic modalities to provide definitive curative therapies to diseases with little to no treatment options. I was struck with the breakthrough innovation paving the way toward potential cures for many diseases that Enochian is spearheading, and feel privilege to be part of it,” Francois said.

ir@enochianbio.com

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